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                                                                  EXHIBIT 23.1


                         Consent of Independent Auditors



The Board of Directors
Markel Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 filed by Markel Corporation on May 25, 2001 of our report dated January 31, 2001, relating to the consolidated balance sheets of Markel Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Markel Corporation.

We also consent to incorporation by reference of our report dated June 9, 2000, relating to the statements of assets available for benefits of the Markel Corporation Retirement Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in assets available for benefits for the years then ended, which report appears in the December 31, 1999 annual report on Form 11-K of Markel Corporation.



                                   /s/ KPMG LLP
                                   ------------
                                       KPMG LLP



Richmond, Virginia
May 25, 2001